EXHIBIT 12(b)

                PARISIAN'S COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (dollars in thousands)


                                                                                                     For the Three
                                                     For the Year Ended                           Month Period Ended
                                ----------------------------------------------------------      ---------------------
                                  Feb. 1,     Jan. 30,   Jan. 29,    Jan. 28,      Feb. 3,        Apr.29,       May 4,
                                   1992        1993        1994        1995         1996           1995         1996
                                   ----        ----        ----        ----         ----           ----         ----
Fixed charges:
 Interest expense                 $30,020     $27,217     $21,617     $18,051      $17,652        $4,439       $4,245
 Interest component of
   rental expense (a)               3,184       4,147       4,812       7,194        9,929         2,354        2,619
                                ----------------------------------------------------------      ---------------------

Total fixed charges               $33,204     $31,364     $26,429     $25,245      $27,581        $6,793       $6,864
                                ----------------------------------------------------------      ---------------------

Earnings:
 Income (loss) before
   provision for income
   taxes and extraordinary
   item                           ($1,223)    $10,097      $2,737     ($7,136)     $15,163        $7,380       $7,858
 Fixed charges                     33,204      31,364      26,429      25,245       27,581         6,793        6,864
                                ----------------------------------------------------------      ---------------------

Total earnings                    $31,981     $41,461     $29,166     $18,109      $42,744       $14,173      $14,722
                                ----------------------------------------------------------      ---------------------

Ratio of earnings to fixed
  charges                                       1.32x       1.10x                    1.55x         2.09x        2.14x
                                ==========================================================      =====================

Deficit of earnings to
  fixed charges                   ($1,223)                            ($7,136)
                                ==========================================================      =====================

(a) For purposes of this computation, the portion of operation lease rentals representative of the interest factor is deemed to be one-third of operating lease rentals.